Filed Pursuant to Rule 424(b)(3)
Registration No. 333-204884

THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY OR SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED DECEMBER 8, 2016

PRELIMINARY PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JUNE 19, 2015)

$100,000,000

FRONTLINE LTD.

We are offering an aggregate of up to $100,000,000 of our ordinary shares. The ordinary shares are being issued and sold pursuant to application agreements, between us and the investors identified therein (whom we refer to herein as the Investors).

Our ordinary shares are listed on the New York Stock Exchange, or the NYSE, and the Oslo Stock Exchange, or the OSE, under the symbol “FRO”. On December 7, 2016, the closing price of our ordinary shares on the New York Stock Exchange was $7.34 per share.

Our largest shareholder, Hemen Holding Ltd., or Hemen, a Cyprus holding company, indirectly controlled by trusts established by the Company’s Chairman and President, Mr. John Fredriksen, for the benefit of his immediate family, which owns approximately 52% of the Company’s ordinary shares, has guaranteed this offering. If this offering is oversubscribed, the allocation to Hemen may be reduced below Hemen’s pro rata share in order to improve our free float.

Investing in our ordinary shares involves a high degree of risk. See the sections entitled “Risk Factors” on page S-6 of this prospectus supplement, the accompanying prospectus, and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, which is incorporated herein by reference.

We have retained Arctic Securities AS, acting through its wholly owned subsidiary Arctic Securities LLC, (whom we refer to herein as the Manager) as our exclusive bookrunner and manager to use its reasonable best efforts to solicit offers to purchase our ordinary shares in this offering, and we have agreed to pay the Manager a cash fee of 2% of the aggregate gross proceeds in this offering, excluding any ordinary shares subscribed for by Hemen. The Manager is not selling any of our ordinary shares pursuant to this prospectus supplement or the accompanying prospectus. We expect that delivery of our ordinary shares being offered by us pursuant to this prospectus supplement will be made to the Investors on or about December 16, 2016.

	Per Share	Total
Public Offering Price	$	$
Manager’s fees(1)	$	$
Proceeds, before expenses to the Company	$	$

(1)	We have agreed to pay the Manager a cash fee equal to 2% of the gross proceeds. The Manager will not receive any fees from the ordinary shares subscribed for by Hemen in the offering. In addition, we have agreed to pay certain expenses and advances of the Manager, as discussed herein under the heading “Plan of Distribution”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these ordinary shares or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

ARCTIC SECURITIES

December     , 2016

Prospectus Supplement

Prospectus

S-i

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to United States dollars. Financial information presented in this prospectus supplement that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus or any sale of our ordinary shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Commission that are incorporated by reference in this prospectus supplement may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This report and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and are not intended to give any assurance as to future results. When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “project,” “likely,” “may,” “could” and similar expressions, terms, or phrases may identify forward-looking statements.

The forward-looking statements are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

S-ii

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand in the tanker market, as a result of changes in the petroleum production levels set by the Organization of the Petroleum Exporting Countries, or OPEC, and worldwide oil consumption and storage, changes in our operating expenses, including bunker prices, drydocking and insurance costs, the market for our vessels, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessel breakdowns and instances of off-hire, failure on the part of a seller to complete a sale of a vessel to us and other important factors under the heading “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in our annual report on Form 20-F for the year ended December 31, 2015, as well as those described from time to time in the reports filed by us with the Securities and Exchange Commission, or the Commission.

This prospectus supplement may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, in other information sent to our security holders, and in other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

We undertake no obligation to publicly update or revise any forward-looking statement contained in this prospectus supplement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

Ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA, in its policy dated June 1, 2005, provides that where any equity securities, including our ordinary shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The New York Stock Exchange is an appointed stock exchange under Bermuda law. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in granting such permission, the BMA accepts no responsibility for our financial soundness or the correctness of any of the statements made or expressed in this prospectus or any prospectus supplement. Neither this prospectus nor any prospectus supplement needs to be filed with the Registrar of Companies in Bermuda in accordance with Part III of the Companies Act 1981 of Bermuda pursuant to provisions incorporated therein following the enactment of the Companies Amendment Act 2013. Such provisions state that a prospectus in respect of the offer of shares in a Bermuda company whose equities are listed on an appointed stock exchange under Bermuda law does not need to be filed in Bermuda, so long as the company in question complies with the requirements of such appointed stock exchange in relation thereto.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained later in this prospectus supplement or in other documents incorporated by reference into this prospectus supplement. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus supplement or is contained in the documents that we incorporate by reference into this prospectus supplement.

Unless the context otherwise requires, as used in this prospectus supplement, the terms “Company,” “we,” “us,” and “our” refer to Frontline Ltd. and all of its subsidiaries. “Frontline Ltd.” refers only to Frontline Ltd. and not its subsidiaries.

We use the term deadweight tons, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

The Company

We are Frontline Ltd., an international shipping company incorporated in Bermuda as an exempted company under the Bermuda Companies Act of 1981 on June 12, 1992 (Company No. EC-17460). Our registered and principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and our telephone number at that address is +(1) 441 295 6935.

We are engaged primarily in the ownership and operation of oil and product tankers. We operate oil tankers of two sizes: VLCCs, which are between 200,000 and 320,000 dwt, and Suezmax tankers, which are vessels between 120,000 and 170,000 dwt, and operate clean product tankers of two sizes: MR tankers, which are approximately 50,000 dwt, and Aframax/LR2 tankers, which range in size from 111,000 to 115,000 dwt. We operate through subsidiaries and partnerships located in Bermuda, India, the Philippines, Liberia, Norway, the United Kingdom and Singapore. We are also involved in the charter, purchase and sale of vessels.

Formation of Frontline 2012

On December 31, 2011, in conjunction with our Board of Directors, or the Board, we approved a restructuring plan to meet the challenges created by a very weak tanker market and we completed the sale of 15 wholly-owned special purpose companies, or SPCs, to Frontline 2012 Ltd., or Frontline 2012. These SPCs owned six very large crude carriers, or VLCCs, (Front Kathrine, Front Queen, Front Eminence, Front Endurance, Front Cecilie and Front Signe, one of which was on time charter), four Suezmax tankers (Front Thor, Front Odin, Front Loki and Front Njord) and five VLCC newbuilding contracts. The SPCs were sold at fair market value of $1,120.7 million, which was the average of three independent broker valuations. As part of the transaction, Frontline 2012 assumed the obligation to pay $666.3 million in bank debt and $325.5 million in remaining commitments to the yard under the newbuilding contracts.

The Merger

On November 30, 2015, pursuant to a merger agreement dated July, 1 2015, between Frontline Ltd., Frontline Acquisition Ltd., a wholly-owned subsidiary of Frontline Ltd., and Frontline 2012, we completed a merger, or the Merger, with Frontline 2012. The Merger was accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805, with Frontline 2012 selected as the accounting acquirer under this guidance. Consequently, our historical financial statements (in all subsequent financial statements that reflect the acquisition) are those of Frontline 2012. After completion of the Merger and as of September 30, 2016, our fleet consists of 73 vessels, including 16 newbuildings, with an aggregate capacity of approximately 14 million dwt. Our operating fleet consists of (i) 29 vessels that we own directly (seven VLCCs, ten Suezmax tankers, eleven LR2 tankers and one MR tanker that the Company has agreed to sell), (ii) 13 vessels that are under capital leases (11 VLCCs and two Suezmax tankers), (iii) one VLCC that is recorded as an investment in a finance lease, (iv) four vessels chartered-in for periods of up to 12 months including extension options (two VLCCs and two Suezmax tankers), which can be redelivered within the next two to four months, (v) one VLCC where costs and revenues are split equally with a third party, (vi) three MR and one LR2 product tankers that are chartered-in on short term time charters with a remaining duration of less than six months and options to extend, and (vii) five vessels that are under our commercial management (two Suezmax tankers and three Aframax oil tankers). As of September 30, 2016 we also had a newbuilding program of 16 vessels, comprised of three VLCCs (excluding the four VLCC newbuilding contracts that were cancelled in October 2016), six Suezmax tankers and seven LR2s.

Our largest shareholder, Hemen Holding Ltd., or Hemen, a Cyprus holding company, indirectly controlled by trusts established by the Company’s Chairman and President, Mr. John Fredriksen, for the benefit of his immediate family, which owns approximately 52% of the Company’s ordinary shares, has guaranteed this offering. If this offering is oversubscribed, the allocation to Hemen may be reduced below Hemen’s pro rata share in order to improve our free float.

Our Fleet

The following table sets forth the fleet that we operated as of September 30, 2016:

Vessel	Built	Approximate Dwt	Flag	Type of Employment

Tonnage Owned Directly

VLCC
Front Kathrine	2009	297,000	Marshall Islands	Spot Market
Front Queen	2009	297,000	Marshall Islands	Spot Market
Front Eminence	2009	321,300	Marshall Islands	Spot Market
Front Endurance	2009	321,300	Marshall Islands	Spot Market
Front Cecilie	2010	297,000	Hong Kong	Spot Market
Front Signe	2010	297,000	Hong Kong	Spot Market
Front Duke	2016	299,334	Marshall Islands	Spot market

Suezmax
Front Ull	2014	156,000	Marshall Islands	Spot Market
Front Idun	2015	156,000	Marshall Islands	Spot Market
Front Thor	2010	156,000	Marshall Islands	Spot market
Front Loki	2010	156,000	Marshall Islands	Spot market
Front Odin(1)	2010	156,000	Marshall Islands	Time Charter
Front Njord(2)	2010	156,000	Hong Kong	Time charter
Front Balder(3)	2009	156,000	Marshall Islands	Time charter
Front Brage	2011	156,000	Marshall Islands	Spot market
Front Crown	2016	156,000	Marshall Islands	Spot market
Front Challenger	2016	157,000	Marshall Islands	Spot market

MR Tanker
Front Arrow(4)	2013	50,000	Marshall Islands	Spot market

LR2 Tankers
Front Lion(5)	2014	115,000	Marshall Islands	Time Charter
Front Puma(6)	2015	115,000	Marshall Islands	Time Charter
Front Panther(7)	2015	115,000	Marshall Islands	Time Charter
Front Tiger(8)	2015	115,000	Marshall Islands	Time charter
Front Ocelot	2016	111,000	Marshall Islands	Spot Market
Front Cheetah(9)	2016	115,000	Marshall Islands	Time charter
Front Lynx	2016	111,000	Marshall Islands	Spot Market
Front Cougar	2016	115,000	Marshall Islands	Spot Market
Front Leopard	2016	111,000	Marshall Islands	Spot Market
Front Jaguar	2016	111,000	Marshall Islands	Spot Market
Front Altair	2016	111,000	Marshall Islands	Spot market
Tonnage Chartered in from Ship Finance International Limited

VLCC
Front Century(10)	1998	311,000	Marshall Islands	Spot market
Front Circassia	1999	306,000	Marshall Islands	Spot market
Front Scilla	2000	303,000	Marshall Islands	Spot Market
Front Ariake(11)	2001	299,000	Bahamas	Time charter
Front Serenade	2002	299,000	Liberia	Spot Market
Front Stratus	2002	299,000	Liberia	Spot Market
Front Hakata	2002	298,000	Bahamas	Spot Market
Front Falcon	2002	309,000	Bahamas	Spot Market
Front Page	2002	299,000	Liberia	Spot Market
Front Force	2004	305,000	Marshall Islands	Spot Market
Front Energy	2004	305,000	Marshall Islands	Spot Market

Suezmax
Front Ardenne	1997	150,000	Marshall Islands	Spot market
Front Brabant	1998	150,000	Marshall Islands	Spot Market

(1)	This vessel commenced a time charter in November 2015 with the earliest possible re-delivery in September 2017.
(2)	This vessel commenced a time charter in February 2016 with earliest possible re-delivery in January 2018.
(3)	This vessel commenced a time charter in May 2016 with earliest possible re-delivery in April 2017.
(4)	We agreed to sell this vessel in June 2016 and it was delivered to the buyer in November 2016.
(5)	This vessel commenced a time charter in August 2015 with the earliest possible re-delivery in February 2018.
(6)	This vessel commenced a time charter in March 2015 with the earliest possible re-delivery in February 2018.
(7)	This vessel commenced a time charter in February 2015 with the earliest possible re-delivery in December 2017.
(8)	This vessel commenced a time charter in February 2016 with earliest possible re-delivery in December 2017.
(9)	This vessel commenced a time charter in January 2016 with earliest possible re-delivery in December 2017.
(10)	We have agreed with Ship Finance International Limited to terminate the time charter for this vessel in the first quarter of 2017.
(11)	This vessel commenced a time charter in March 2016 with earliest possible re-delivery in February 2017.

Developments Subsequent to September 30, 2016

On October 14, 2016, we agreed with STX Offshore & Shipbuilding Co., Ltd., or STX, to terminate contracts for four VLCC newbuildngs scheduled for delivery to us in 2017. The contracted price of these newbuildings was $364.3 million, of which we have paid $45.5 million. Following the contract terminations, we have been released of any and all obligations relating to these contracts and have received back all installment payments made to STX, less a cancellation fee of $0.5 million per vessel.

On November 2, 2016, we delivered the Front Arrow, the sixth and final MR tanker that we agreed to sell in June 2016, to its buyer.

On November 7, 2016, we agreed with Ship Finance International Limited, or Ship Finance, to terminate the long term charter for the VLCC Front Century. Ship Finance simultaneously sold the vessel to an unrelated third party. We expect the vessel to cease operating as a conventional tanker and the charter with Ship Finance will terminate in the first quarter of 2017, for which we have agreed to pay Ship Finance a compensation payment of approximately $4.0 million.

On November 28, 2016, we declared a dividend of $0.10 per share for the third quarter of 2016 payable on or about December 22, 2016 to shareholders of record as of December 15, 2016.

In November 2016, we secured a commitment for a senior secured term loan facility in an amount of up to $321.6 million with China Exim Bank which will be insured by China Export and Credit Insurance Corporation. The facility matures in 2033, carries an interest rate of LIBOR plus a margin that is aligned with our existing credit facilities, and has an amortization profile of 15 years. The facility will be used to partially finance eight of our newbuildings and will be secured by four of our Suezmax tankers and four of our LR2 tankers. The facility is subject to final documentation.

Including amounts available under this facility, we have secured bank financing in an aggregate amount of up to $870.0 million to partially finance all of our 16 newbuilding contracts and the four vessels delivered to us during the third quarter of 2016.

The Offering

Ordinary shares offered by this prospectus supplement	Up to $100,000,000 or ordinary shares

Our largest shareholder, Hemen, has guaranteed this offering. If this offering is oversubscribed, the allocation to Hemen may be reduced below Hemen’s pro rata share in order to improve our free float. The Manager will not receive any fees from the ordinary shares subscribed for by Hemen in the offering.

Ordinary shares to be outstanding immediately after this offering	ordinary shares

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting the Manager’s fees and estimated offering expenses, will be approximately $ million. The net proceeds of this offering will be used to opportunistically fund growth opportunities through vessel acquisitions and for general corporate purposes. We refer you to the section entitled “Use of Proceeds.”

New York Stock Exchange Symbol	“FRO”

Risk Factors	Investing in our ordinary shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” in this prospectus supplement, the accompanying prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, which is incorporated by reference in this prospectus supplement, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Commission, that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that you may be provided in connection with this offering of our ordinary shares pursuant to this prospectus supplement and the accompanying prospectus.

Under our Memorandum of Association, our authorized share capital consists of 500,000,000 shares, par value $1.00 per share. The number of shares to be outstanding after this offering is based on 156,386,506 ordinary shares issued and outstanding as of the date of this prospectus supplement.

RISK FACTORS

Investing in our ordinary shares involves risks. You should carefully consider the risks set forth below and discussed under the caption “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that you may be provided in connection with this offering of our ordinary shares pursuant to this prospectus supplement and the accompanying prospectus.

We may use the net proceeds of this offering for purposes with which you do not agree.

The net proceeds of this offering will be used to opportunistically fund growth opportunities through vessel acquisitions and for general corporate purposes. To the extent that we are not able to purchase vessels on terms that are acceptable to us or at all, we may use the net proceeds for other purposes with which you do not agree. Please see “Use of Proceeds.”

INTERIM FINANCIAL INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016

The following table sets forth our interim financial information (unaudited) for the nine months ended September 30, 2016.

Condensed consolidated statement of operations for the nine months ended September 30, 2016 (unaudited)

$000s
Total operating revenues	576,016
(Loss) gain on cancellation and sale of newbuilding contracts and vessels	(2,670)
Voyage expenses and commission	111,498
Contingent rental income	(11,419)
Ship operating expenses	92,756
Charter hire expenses	51,393
Impairment loss on vessels and vessels under capital lease	34,419
Administrative expenses	28,300
Depreciation	106,753

Total operating expenses	413,700

Net operating income	159,646
Interest income	259
Interest expense	(42,490)
Share in results of associated companies	—
Impairment loss on shares	(7,233)
Foreign currency exchange gain (loss)	152
Mark to market (loss) gain on derivatives	(11,364)
Other non-operating items	256

Net income before income taxes and non-controlling interest	99,226
Income tax expense	(177)

Net income from continuing operations	99,049
Net loss from discontinued operations	—

Net income	99,049
Net (income) loss attributable to non-controlling interest	(360)

Net income attributable to the Company	98,689

Basic earnings per share attributable to the Company from continuing operations ($)	0.63
Basic loss per share attributable to the Company from discontinued operations ($)	—
Basic earnings per share attributable to the Company ($)	0.63

Condensed consolidated statement of comprehensive income for the nine months ended September 30, 2016 (unaudited)

$000s
Net income	99,049
Unrealized (loss) gain from marketable securities	(6,569)
Unrealized loss from marketable securities reclassified to statement of operations	7,233
Foreign exchange loss	(456)

Other comprehensive income (loss)	208

Comprehensive income	99,257

Comprehensive income (loss) attributable to non-controlling interest	360
Comprehensive income attributable to the Company	98,897

Comprehensive income	99,257

Condensed consolidated balance sheet as at September 30, 2016 (unaudited)

$000s
Assets
Short term
Cash and cash equivalents	124,149
Restricted cash	2,655
Marketable securities	7,284
Other current assets	153,045
Long term
Newbuildings	274,246
Vessels and equipment, net	1,491,738
Vessels under capital lease, net	583,579
Investment in finance lease	33,417
Goodwill	225,273
Vessels held for sale	27,473
Other long-term assets	—

Total assets	2,922,859

Liabilities and equity
Short term liabilities
Short term debt	68,392
Current portion of obligations under capital lease	59,445
Other current liabilities	65,916
Sale proceeds received in advance	—
Long term liabilities
Long term debt	947,640
Obligations under capital lease	380,841
Other long-term liabilities	3,323
Commitments and contingencies
Equity
Frontline Ltd. equity	1,397,278
Non-controlling interest	24

Total equity	1,397,302

Total liabilities and equity	2,922,859

Condensed consolidated statement of cash flows for the nine months ended September 30, 2016 (unaudited)

$000s
Operating activities
Net income	99,049
Net loss from discontinued operations	—

Net income from continuing operations	99,049
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization of deferred charges	108,350
Loss (gain) on cancellation and sale of newbuilding contracts and vessels	2,670
Share of results from associated companies	—
Amortization of time charter contract value	(6,799)
Contingent rental income	(11,419)
Impairment loss on vessels and vessels under capital lease	34,419
Impairment loss on shares	7,233
Mark to market loss (gain) on derivatives	7,368
Dividends received from Avance Gas	—
Other, net	(1,673)
Change in operating assets and liabilities	13,147
Cash used in operating activities of discontinued operations	—

Net cash provided by operating activities	252,345

Investing activities
Refund of newbuilding installments and interest	—
Additions to newbuildings, vessels and equipment	(544,518)
Change in restricted cash	(2,287)
Finance lease payments received	6,936
Proceeds from sale of vessels and equipment	143,299
Cash acquired on reverse business acquisition	—
Cash used in investing activities of discontinued operations	—

Net cash used in investing activities	(396,570)

Financing activities
Proceeds from long-term debt	356,000
Repayment of long-term debt	(136,252)
Repayment of related party loan note	—
Repayment of capital leases	(58,310)
Debt fees paid	(8,581)
Lease termination receipt	—
Dividends paid	(148,990)
Payment of fractional shares on reverse share split	(17)
Cash provided by financing activities of discontinued operations	—

Net cash provided by (used in) financing activities	3,850

Net change in cash and cash equivalents	(140,375)
Net change in cash balances included in held for distribution	—
Cash and cash equivalents at start of period	264,524

Cash and cash equivalents at end of period	124,149

Condensed consolidated statement of changes in equity for the nine months ended September 30, 2016 (unaudited)

Number of shares outstanding
Balance at beginning of period	781,937,649
Effect of reverse share split	(625,551,143)

Balance at end of period	156,386,506

Share capital
Balance at beginning of period	781,938
Effect of reverse share split	(625,551)

Balance at end of period	156,387

Additional paid in capital
Balance at beginning of period	109,386
Stock compensation expense	709
Payment for fractional shares on reverse share split	(17)

Balance at end of period	110,078

Contributed capital surplus
Balance at beginning of period	474,129
Effect of reverse share split	625,551

Balance at beginning and end of period	1,099,680

Other comprehensive loss
Balance at beginning of period	(383)
Other comprehensive income	208

Balance at end of period	(175)

Retained earnings
Balance at beginning of period	81,212
Net income attributable to the Company	98,689
Cash dividends	(148,593)

Balance at end of period	31,308

Equity attributable to the Company	1,397,278

Non-controlling interest
Balance at beginning of period	61
Net income attributable to non-controlling interest	360
Dividend paid to non-controlling interest	(397)

Balance at end of period	24

Total equity	1,397,302

Selected Notes

1. General

Frontline Ltd. (which we refer to, for the purposes of these selected notes, as the Company or Frontline) is a Bermuda based shipping company engaged primarily in the ownership and operation of oil and product tankers. The Company’s ordinary shares are listed on the New York Stock Exchange and the Oslo Stock Exchange.

2. Accounting Policies

Basis of accounting

The condensed consolidated financial information is stated in accordance with accounting principles generally accepted in the United States. The condensed consolidated financial information does not include all of the disclosures required in the annual or interim consolidated financial statements, and should be read in conjunction with the Company’s annual financial statements included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2015, which was filed with the Securities and Exchange Commission on March 21, 2016.

Significant accounting policies

The accounting policies adopted in the preparation of the condensed consolidated financial statements are consistent with those followed in the preparation of the Company’s annual financial statements for the year ended December 31, 2015 except for the retrospective implementation of the changes relating to the presentation of deferred charges as outlined in Accounting Standards Update 2015-03.

3. Earnings per share

The components of the numerator and the denominator in the calculation of basic earnings per share are as follows:

(in thousands of $)
Net income from continuing operations after non-controlling interest	98,689
Net loss from discontinued operations after non-controlling interest	—

Net income attributable to the Company	98,689

(in thousands)
Weighted average number of ordinary shares	156,387

The weighted average numbers of shares outstanding have been adjusted for the reverse business acquisition of the Company by Frontline 2012 and the 1-for-5 reverse share split that was effected in February 2016.

4. Impairment loss on vessels

In May 2016, the Company agreed with Ship Finance to terminate the long term charter for the 1998-built VLCC Front Vanguard. The charter was terminated in July 2016. The Company agreed to a compensation payment to Ship Finance of $0.4 million for the termination of the charter and recorded an impairment loss of $7.3 million in the three months ended June 30, 2016.

In June 2016, the Company entered into an agreement to sell its six MR tankers for an aggregate sale price of $172.5 million to an unaffiliated third party. Five of the vessels were delivered by the Company during August and September 2016 and the final vessel was delivered in November. The Company recorded an impairment loss in the three months ended June 30, 2016 of $18.2 million in respect of these vessels.

In the three months ended September 30, 2016, the Company recorded an impairment loss of $8.9 million in respect of three vessels leased in from Ship Finance.

5. Impairment loss on marketable securities

An impairment loss of $2.4 million was recorded in the three months ended March 31, 2016, in respect of the mark to market loss on the Golden Ocean shares in the period that was determined to be other than temporary in view of the significant fall in rates in the Baltic Dry Index and the short to medium term prospects for the dry bulk sector.

An impairment loss of $4.6 million was recorded in the three months ended June 30, 2016 and an impairment loss of $0.3 million was recorded in the three months ended September 30, 2016 in respect of the mark to market losses on the Avance Gas shares that were determined to be other than temporary in view of the significant fall in rates and the short to medium term prospects for the LPG sector.

6. Newbuildings

In the first quarter of 2016, the Company took delivery of four LR2 tanker newbuildings, Front Ocelot, Front Cheetah, Front Cougar and Front Lynx.

The Company took delivery of the LR2 tanker newbuildings, Front Leopard and Front Jaguar, in May and June 2016, respectively.

In June 2016, the Company acquired two VLCC newbuildings under construction at Hyundai Heavy Industries at a purchase price of $84.0 million each. The VLCC newbuilding, Front Duke, was delivered to the Company in September 2016 and the other vessel is expected to be delivered in January 2017.

In August 2016, the Suezmax newbuilding, Front Challenger, was delivered to the Company.

In September 2016, the VLCC newbuilding, Front Duke, the Suezmax newbuilding, Front Crown, and the LR2 newbuilding, Front Altair, were delivered to the Company.

7. Debt

The Company drew down $192.4 million in the nine months ended September 30, 2016 from its $466.5 million term loan facility in connection with six LR2 tanker newbuildings, which were delivered in that period.

In June 2016, the Company signed a senior unsecured loan facility of up to $275.0 million facility with an affiliate of Hemen Holding Ltd., the Company’s largest shareholder. The loan will be used to partially finance the Company’s current newbuilding program, partially finance potential acquisitions of newbuildings or vessels on the water and for general corporate purposes.

In August 2016, the Company signed a senior secured term loan facility in an amount of up to $328.4 million with China Exim Bank. The facility matures in 2029 and has an amortization profile of 18 years. It will be used to partially finance eight of our newbuildings and will be secured by four Suezmax tankers and four LR2 tankers. The Company drew down $109.0 million in the nine months ended September 30, 2016 from this facility in connection with one LR2 tanker and two Suezmax tanker newbuildings, which were delivered in that period.

In July 2016, the Company entered into a senior secured term loan facility in an amount of up to $109.2 million with ING Bank. The facility matures on June 30, 2021 and has an amortization profile of 17 years. It will be used to partially finance the acquisition made in June 2016 of the two VLCC newbuildings and is available in two equal tranches. The Company drew down $54.6 million in the nine months ended September 30, 2016 from this facility in connection with the VLCC newbuilding that was delivered in that period.

In August 2016, Frontline secured a commitment for a senior secured term loan facility in an amount of up to $110.5 million with Credit Suisse. The facility matures in 2022 and has an amortization profile of 18 years. The facility will be used to partially finance two of our existing VLCC newbuilding contracts or the acquisition of two similar VLCCs. The financing is subject to final documentation.

The Company has recorded debt issuance costs (i.e. deferred charges) of $10.2 million at September 30, 2016 as a direct deduction from the carrying amount of the related debt rather than as an asset following its adoption of Accounting Standards Update 2015-30 and has applied this on a retrospective basis to all prior periods presented.

8. Share capital

As at December 31, 2015, the authorized share capital of the Company was $1,000,000,000 divided into 1,000,000,000 shares of a par value of $1.00 each, of which 781,937,649 shares had been issued and fully paid. A resolution was approved at the Company’s Special Meeting of Shareholders on January 29, 2016 to effect a capital reorganization, with effect from February 3, 2016, for a 1-for-5 reverse stock split of the Company’s ordinary shares and to reduce the Company’s authorized share capital to $500,000,000 divided into 500,000,000 shares of $1.00 par value each, of which 156,386,506 shares of $1.00 par value each are in issue and fully paid or credited as fully paid. Share capital amounts in the balance sheet as of December 31, 2015 have not been restated for the 1-for-5 reverse share split.

The Company had an issued share capital at September 30, 2016 of $156,386,506 divided into 156,386,506 ordinary shares (December 31, 2015: $156,386,506 divided into 156,386,506 ordinary shares taking into account the 1-for-5 reverse stock split that was effected in February 2016).

9. Related party transactions

The Company’s most significant related party transactions are with Ship Finance International Limited (“Ship Finance”), a company under the significant influence of the Company’s principal shareholder. The Company leased thirteen of its vessels from Ship Finance at September 30, 2016 and pays Ship Finance a profit share based on the earnings of these vessels. Profit share arising in the nine months ended September 30, 2016 was $44.1 million, which was $11.4 million less than the amount accrued in the lease obligations payable when the leases were recorded at fair value at the time of the merger with Frontline 2012.

In May 2016, the Company agreed with Ship Finance to terminate the long term charter for the 1998-built VLCC Front Vanguard. The charter with Ship Finance terminated in July 2016. Frontline agreed a compensation payment to Ship Finance of $0.4 million for the termination of the charter.

Amounts earned from other related parties comprise office rental income, technical and commercial management fees, newbuilding supervision fees, freights, corporate and administrative services income and interest income. Amounts paid to related parties comprise primarily rental for office space and guarantee fees.

10. Commitments and contingencies

As of September 30, 2016, the Company’s newbuilding program comprised three VLCCs (excluding the four cancelled STX vessels), six Suezmax tankers and seven LR2 tanker newbuildings. As of September 30, 2016, total instalments of $208.1 million had been paid in respect of these newbuildings and the remaining commitments amounted to $760.4 million with $76.3 million payable in 2016 and $684.1 million payable in 2017. All 16 vessels are expected to be delivered in 2017.

11. Subsequent Events

In October 2016, the Company entered into an agreement with STX to terminate the contracts for four VLCC newbuildings due for delivery in 2017. The contracted price of these vessels was $364.3 million, of which the Company has paid installments of $45.5 million. Following the contract terminations, the Company has been released of any and all obligations relating to the contracts, and has received all installment payments made to STX, less a $0.5 million cancellation fee per vessel. The Company recorded a loss of $2.8 million related to the contract terminations in the third quarter.

In November 2016, the Company agreed with Ship Finance to terminate the long term charter for the 1998 built VLCC Front Century. Ship Finance simultaneously sold the vessel to an unrelated third party. The Company expects the vessel to cease operating as a conventional tanker and the charter with Ship Finance will terminate in the first quarter of 2017. The Company has agreed a compensation payment to Ship Finance of approximately $4 million for the termination of the current charter. Following this termination, the number of vessels on charter from Ship Finance will be reduced to 12 vessels, including 10 VLCCs and two Suezmax tankers.

In November 2016, the Company announced a cash dividend of $0.10 per share for the third quarter of 2016.

In November 2016, the Company secured a commitment for a senior secured term loan facility in an amount of up to $321.6 million. The facility will be provided by China Exim Bank and will be insured by China Export and Credit Insurance Corporation. The facility matures in 2033, carries an interest rate of LIBOR plus a margin in line with Frontline’s existing loan facilities and has an amortization profile of 15 years. The facility will be used to partially finance eight of our newbuildings and will be secured by four Suezmax tankers and four LR2 tankers. The facility is subject to final documentation.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the Manager’s fees and estimated offering expenses, will be approximately $         million. The net proceeds of this offering will be used to opportunistically fund growth opportunities through vessel acquisitions and for general corporate purposes.

We cannot assure you that we will use the proceeds of this offering to finance the acquisition of vessels and we may use the net proceeds for general corporate purposes. See “Risk Factors—We may use the net proceeds of this offering for purposes with which you do not agree.”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2016, on:

•	an actual basis;

•	an as adjusted basis to give effect to: (i) the repayment of debt of $17.2 million upon delivery of Front Arrow to its buyer; and (ii) the repayment of debt of $0.8 million on Front Duke; and

•	an as further adjusted basis to give effect to the net proceeds from this offering, after deducting the Manager’s fees and estimated offering expenses, will be approximately $ million.

There have been no other significant adjustments to our capitalization since September 30, 2016, as so adjusted.

You should read the information together with the section of this prospectus supplement entitled “Use of Proceeds” and the consolidated financial statements and related notes in our Annual Report on Form 20-F, for the fiscal year ended December 31, 2015, incorporated by reference herein.

	Actual	As adjusted	As Further Adjusted
In thousands of U.S. dollars
Debt:
Long term debt, including current portion	1,016,032	998,047
Obligations under capital leases, including current portion	440,286	440,286

	1,456,318	1,438,333

Equity:
Share capital	156,387	156,387
Additional paid in capital	110,078	110,078
Contributed surplus	1,099,680	1,099,680
Accumulated other comprehensive loss	(175)	(175)
Retained earnings	31,308	31,308

Total equity attributable to Frontline Ltd.	1,397,278	1,397,278
Noncontrolling interest	24	24

Total equity	1,397,302	1,397,302

Total capitalization	2,853,620	2,835,635

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares are traded on the NYSE and the Oslo Stock Exchange, or the OSE, under the symbol “FRO.”

The NYSE is our “primary listing.” As an overseas company with a secondary listing on the OSE, we are not required to comply with certain listing rules applicable to companies with a primary listing on the OSE. Our ordinary shares were thinly traded on the London Stock Exchange, or LSE, from 1999 to November 2015, at which time they were de-listed and as a result, historical LSE trading information is not provided below.

All share prices have been adjusted for the 1-for-5 reverse share split, which was effected on February 3, 2016.

The following table sets forth the high and low prices for each of the periods indicated for our ordinary shares as reported by the NYSE and the OSE. You should also carefully review the high and low prices of our ordinary shares in the tables for the months, quarters and years indicated under the heading “Item 9. The Offer and Listing” in our annual report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference herein.

	NYSE		OSE
For the quarter ended	High	Low	High	Low
September 30, 2016	$8.90	$6.80	NOK 72.15	NOK 54.85
June 30, 2016	$10.41	$7.40	NOK 84.95	NOK 61.20
March 31, 2016	$14.75	$7.42	NOK 129.65	NOK 65.05

	NYSE		OSE
For the month	High	Low	High	Low
December 2016 (through and including December 6)	$7.36	$6.93	NOK 61.00	NOK 57.40
November 2016	$8.05	$6.91	NOK 68.00	NOK 55.50
October 2016	$8.03	$7.00	NOK 65.55	NOK 56.10
September 2016	$7.66	$6.80	NOK 62.70	NOK 54.85
August 2016	$8.90	$7.38	NOK 72.15	NOK 61.75
July 2016	$8.37	$7.21	NOK 70.75	NOK 59.90
June 2016	$10.41	$7.50	NOK 84.95	NOK 63.10

DIVIDEND POLICY

In December 2015, our Board approved the implementation of a dividend policy to distribute quarterly dividends to shareholders equal to or close to earnings per share adjusted for non-recurring items. We paid a dividend of $0.25 per share (adjusted for the 1-for-5 reverse share split effected on February 3, 2016) in the fourth quarter of 2015, which was the first dividend we have paid since the third quarter of 2011. We paid a dividend of $0.35 per share in respect of the fourth quarter of 2015. In respect of the first and second quarters of 2016, we paid a dividend of $0.40 per share and $0.20 per share, respectively. On November 28, 2016, we declared a dividend of $0.10 per share for the third quarter of 2016 payable on or about December 22, 2016 to shareholders of record as of December 15, 2016.

The timing and amount of dividends, if any, is at the discretion of the Board. We cannot guarantee that our Board will declare dividends in the future.

TAX CONSIDERATIONS

Please see the section titled “Additional Information—Taxation” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015.

PLAN OF DISTRIBUTION

We have engaged the Manager to act as the exclusive Manager in connection with this offering. The Manager is not purchasing or selling any of the ordinary shares we are offering by this prospectus supplement, and is not required to arrange the purchase or sale of any specific number of shares or dollar amount, but the Manager has agreed to use “reasonable best efforts” to arrange for the sale of the shares offered hereby.

The Manager shall arrange for the sale of the shares we are offering pursuant to this prospectus supplement to Investors through application agreements directly between the Investors and us. All of the ordinary shares offered hereby will be sold at the same price and, we expect, at a single closing. The offering of the ordinary shares is subject to receipt and acceptance and subject to our and the Manager’s right to reject any order in whole or in part. It is possible that not all of the shares we are offering pursuant to this prospectus supplement will be sold at the closing, in which case our net proceeds would be reduced. We expect that the sale of the shares will be completed on or around the date indicated on the cover page of this prospectus supplement.

Investors will be informed of the date and manner in which they must transmit the purchase price for their shares. We currently anticipate that closing of the sale of those of our ordinary shares for which payment has been received will take place on or about December 16, 2016.

Commissions and Expenses

We will pay the Manager a Manager fee equal to 2% of the gross proceeds of this offering, excluding any ordinary shares subscribed for by Hemen, our largest shareholder, which has guaranteed the offering. If this offering is oversubscribed, the allocation to Hemen may be reduced below Hemen’s pro rata share in order to improve our free float.

The following table shows the per share and total Manager fee we will pay to the Manager in connection with the sale of the ordinary shares offered hereby, assuming the subscription of all of the ordinary shares we are offering.

Per Share	$

Total	$

We estimate the total expenses of this offering, which will be payable by us, excluding the Manager fee, will be approximately $260,000. After deducting the Manager fee due to the Manager and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $             million.

Our ordinary shares are listed on the NYSE and the OSE under the symbol “FRO”.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the Manager, or by their respective affiliates. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the Manager’s websites and any information contained in any other websites maintained by the Manager is not part of this prospectus supplement or the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the Manager, and should not be relied upon by investors.

Conflicts of Interest

The Manager is a full service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The Manager and its affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which it has received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business for which it may receive customary fees and reimbursement of expenses. In the ordinary course of its various business activities, the Manager and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The Manager and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Arctic Securities LLC, which may be deemed to be an underwriter in this offering, was registered as a broker-dealer in 2015. Arctic Securities LLC is the U.S.-registered broker-dealer affiliate of the Manager, and conducts the securities business of the Manager in the United States, including acting as intermediary for the U.S. activities of personnel of the Manager in accordance with Rule 15a-6 under the Securities Exchange Act of 1934, as amended. Arctic Securities LLC does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its relationship with us in connection with this offering.

Regulation M Restrictions

The Manager may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Manager would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the Manager during the distribution period of this offering. In order to ensure these rules and regulations, the Manager will not:

•	engage in any stabilization activity in connection with our securities; and

•	bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed their participation in the distribution.

Selling Restrictions

The ordinary shares are offered for sale only in jurisdictions where it is legal to make such offers. The offer and sale of the ordinary shares are subject to the following limitations. Neither the Manager nor we have taken any action in any jurisdiction that would constitute a public offering of the ordinary shares, other than in the United States.

European Economic Area

This prospectus supplement has been prepared on the basis that any offer of the ordinary shares in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus for offers of the ordinary shares. Accordingly, any person making or intending to make an offer in that Relevant Member State of the ordinary shares which are the subject of an offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or the Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither we nor the Manager have authorized, nor do we or the Manager authorize, the making of any offer of the ordinary shares in circumstances in which an obligation arises for us or the Manager to publish a prospectus for such offer. Neither we nor the Manager have authorized, nor do we authorize, the making of any offer of ordinary shares through any financial intermediary, other than offers made by the Manager, which constitute the final placement of the ordinary shares contemplated in this prospectus supplement. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the Manager has represented and warranted that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the ordinary shares which are the subject of the offering contemplated by this prospectus supplement in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such ordinary shares to the public in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) as permitted under the Prospective Directive subject to obtaining the prior consent of the Manager for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the ordinary shares will require us or the Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this section, the expression an “offer to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase any ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

The Manager has agreed to comply, to the best of its knowledge and belief, with all applicable laws and regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers ordinary shares or has in its possession or distributes this prospectus supplement and the accompanying prospectus or any such other material relating to the ordinary shares, in all cases at its own expense.

United Kingdom

The Manager has represented and warranted that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.

SEC registration fee	$11,620	*
Printing and engraving expenses	$5,000
Legal fees and expenses	$150,000
Accounting fees and expenses	$50,000
Miscellaneous	$43,380

Total	$260,000

*	Previously paid.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States law and by MJM Limited, Hamilton, Bermuda, with respect to matters of Bermuda law. Advokatfirmaet BA-HR DA will advise on certain Norwegian legal matters in connection with the offering on behalf of the Company. The Manager will be represented by Shearman & Sterling (London) LLP, London, United Kingdom, with respect to matters of United States law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2015, have been so incorporated in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AS is a member of Den norske Revisorforening.

The consolidated financial statements of Frontline Ltd. as of December 31, 2014 and 2013 and for each of the three years ended December 31, 2014, December 31, 2013, and December 31, 2012, included beginning on page F-2 of the Company’s Report of Foreign Private Issuer on Form 6-K filed with the Commission on December 8, 2016, have been so incorporated in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AS is a member of Den norske Revisorforening.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this prospectus supplement.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934 that indicate that they are incorporated by reference herein until the termination of this offering. Nothing contained herein shall be deemed to incorporate by reference documents that we furnish to, but do not file with, the Commission unless such documents state that they are incorporated by reference into this prospectus supplement.

•	Our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on March 21, 2016, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on December 8, 2016, which includes our Unaudited Pro Forma Condensed Statement of Operations for the fiscal year ended December 31, 2015 and the Consolidated Balance Sheet for the fiscal year ended December 31, 2014 and December 31, 2013 of Frontline Ltd., and the related consolidated statements of operations, consolidated statement of cash flows and consolidated statement of changes in equity for the years ended December 31, 2014, December 31, 2013 and December 31, 2012;

•	Our Report of Foreign Private Issuer on Form 6-K/A, filed with the Commission on December 8, 2016;

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on October 24, 2016, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2016;

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on October 5, 2015, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2015; and

•	Form 8-A12B, filed with the Commission on July 13, 2001, as amended, registering our ordinary shares under Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating the description of our ordinary shares contained therein.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus supplement by writing or telephoning us at the following address:

Frontline Ltd.

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton, HM 08, Bermuda

+1 (441) 295-6935

Attn: Georgina Sousa

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, as amended, we filed a registration statement on Form F-3 (Registration No. 333-204884) relating to the securities offered by this prospectus supplement with the Commission. This prospectus supplement and the accompanying base prospectus are parts of that registration statement, which includes additional information.

Government Filings

We file annual and special reports within the SEC. You may read and copy any document that we file at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Information Provided by the Company

We will furnish holders of our ordinary shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS

$100,000,000

Ordinary Shares, Preferred Shares, Debt Securities,

Warrants, Purchase Contracts, Rights and Units

and

55,000,000 Ordinary Shares

offered by the Selling Shareholders

FRONTLINE LTD.

Through this prospectus, we may periodically offer:

(1)	our ordinary shares,

(2)	our preferred shares,

(3)	our debt securities,

(4)	our warrants,

(5)	our purchase contracts,

(6)	our rights, and

(7)	our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above. The aggregate offering price of all securities issued and sold by us under this prospectus may not exceed $100,000,000. In addition, the selling shareholders, who will be named in a prospectus supplement, may sell in one or more offerings pursuant to this prospectus up to an aggregate of 55,000,000 of our ordinary shares. The prices and terms of the securities that we or any selling shareholders will offer will be determined at the time of their offering and will be described in a supplement to this prospectus. We will not receive any of the proceeds from the sale of securities by any selling shareholders.

Our ordinary shares are listed on the New York Stock Exchange under the symbol “FRO.”

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 5 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 19, 2015

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the ordinary shares, preferred shares, debt securities, warrants, purchase contracts, rights and units described in this prospectus in one or more offerings in an amount not to exceed $100,000,000, and the selling shareholders may sell up to an aggregate of 55,000,000 of our ordinary shares described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or any selling shareholder may offer. Each time we or a selling shareholder offer securities pursuant to this prospectus, we will provide you with a prospectus supplement that will describe the specific types, amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all the information in the registration statement. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We, the selling shareholders and any underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Other than in the United States, no action has been taken by us that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act of 1972 and related regulations, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that, where any equity securities of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of such company from and/or to a non-resident of Bermuda, for so long as any equity securities of such company remain so listed. The New York Stock Exchange, or NYSE, is deemed to be an appointed stock exchange under Bermuda Law. In granting such permission, the BMA accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus of the registration statement of which it forms part. This prospectus does not need to be filed with the Registrar of Companies in Bermuda in accordance with Part III of the Companies Act 1981 of Bermuda pursuant to provisions incorporated therein following the enactment of the Companies Amendment Act 2013. Such provisions state that a prospectus in respect of the offer of shares in a Bermuda company whose equities are listed on an appointed stock exchange under Bermuda law does not need to be filed in Bermuda, so long as the company in question complies with the requirements of such appointed stock exchange in relation thereto.

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “we,” “us,” and “our” refer to Frontline Ltd. and all of its subsidiaries. “Frontline Ltd.” refers only to Frontline Ltd. and not its subsidiaries.

We use the term deadweight tons, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

The Company

We are Frontline Ltd., an international shipping company incorporated in Bermuda as an exempted company under the Bermuda Companies Act of 1981 on June 12, 1992 (Company No. EC-17460). Our registered and principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and our telephone number at that address is +(1) 441 295 6935.

We are engaged primarily in the ownership and operation of oil tankers. We operate oil tankers of two sizes: Very Large Crude Carriers, or VLCCs, which are between 200,000 and 320,000 dwt, and Suezmax tankers, which are vessels between 120,000 and 170,000 dwt. Our VLCCs are specifically designed for the transportation of crude oil and, due to their size, are primarily used to transport crude oil from the Middle East Gulf to the Far East, Northern Europe, the Caribbean and the Louisiana Offshore Oil Port. Our Suezmax tankers are similarly designed for worldwide trading, but the trade for these vessels is mainly in the Atlantic Basin, the Middle East and Southeast Asia.

We operate through subsidiaries and partnerships located in the Bahamas, Bermuda, the Cayman Islands, India, the Isle of Man, Liberia, Norway, the United Kingdom and Singapore. We are also involved in the charter, purchase and sale of vessels.

As of the date of this prospectus, our tanker fleet consisted of 23 vessels and was comprised of 14 VLCCs and nine Suezmax tankers, of which two Suezmax tankers are owned and the remaining 21 vessels are chartered in. We also had 10 VLCCs, 8 Suezmax tankers, 10 LRII/Aframax tankers and 16 MRII/Handysize tankers under commercial management. LRII/Aframax tankers are vessels between 80,000 and 120,000 dwt, and MRII/Handysize tankers are vessels between 15,000 and 60,000 dwt.

We have our origin in Frontline AB, which was founded in 1985, and which was listed on the Stockholm Stock Exchange from 1989 to 1997. In May 1997, Frontline AB was redomiciled from Sweden to Bermuda and its shares were listed on the Oslo Stock Exchange under the symbol “FRO.” The change of domicile was executed through a share-for-share exchange offer from the then-newly formed Bermuda company, Frontline Ltd, or Old Frontline. In September 1997, Old Frontline initiated an amalgamation with London & Overseas Freighters Limited, or LOF, also a Bermuda company. This process was completed in May 1998. As a result of this transaction, Frontline became listed on the London Stock Exchange and on the NASDAQ National Market (in the form of American Depositary Shares, or ADSs, represented by American Depositary Receipts, or ADRs) in addition to its listing on the Oslo Stock Exchange.

The ADR program was terminated on October 5, 2001 and the ADSs were de-listed from the NASDAQ National Market on August 3, 2001. The Company’s ordinary shares began trading on the NYSE on August 6, 2001 under the symbol “FRO”.

Our Fleet

The following table sets forth the fleet that we operated as of the date of this prospectus:

Vessel	Built	Approximate Dwt.	Flag	Type of Employment
Tonnage Owned Directly
Suezmax Tankers
Front Ull	2014	157,000	MI	Spot market
Front Idun	2015	157,000	MI	Spot market
Tonnage Chartered in from Ship Finance International Limited VLCCs
Front Vanguard (1)	1998	300,000	MI	Time charter
Front Century (2)	1998	311,000	MI	Time charter
Front Circassia (3)	1999	306,000	MI	Time charter
Front Scilla	2000	303,000	MI	Spot market
Front Ariake	2001	299,000	BA	Spot market
Front Serenade	2002	299,000	LIB	Spot market
Front Hakata	2002	298,000	BA	Spot market
Front Stratus	2002	299,000	LIB	Spot market
Front Falcon (4)	2002	309,000	BA	Time charter
Front Page	2002	299,000	LIB	Spot market
Front Energy	2004	305,000	MI	Spot market
Front Force	2004	305,000	MI	Spot market
Suezmax Tankers
Front Glory	1995	150,000	MI	Spot market
Front Splendour	1995	150,000	MI	Spot market
Front Ardenne (5)	1997	150,000	MI	Time charter
Front Brabant(6)	1998	150,000	MI	Time charter
Mindanao	1998	150,000	SG	Spot market
Tonnage Chartered in from Third Parties
VLCCs
Front Tina (7)	2000	299,000	LIB	Spot market
Front Commodore (7)	2000	299,000	LIB	Spot market
Suezmax Tankers
Front Melody (7)	2001	150,000	LIB	Spot market
Front Symphony (7)	2001	150,000	LIB	Spot market

(1)	This vessel commenced a fixed rate, time charter in February 2015 with earliest possible re-delivery in May 2016
(2)	This vessel commenced a fixed rate, time charter in February 2015 with earliest possible re-delivery in April 2016.
(3)	This vessel commenced a fixed rate, time charter in February 2015 with earliest possible re-delivery in March 2016.
(4)	This vessel commenced a fixed rate, time charter in January 2015 with earliest possible re-delivery in July 2015.

(5)	This vessel will commence a new fixed rate, time charter in August 2015 with earliest possible re-delivery in July 2016.
(6)	This vessel commenced a time charter in June 2015 with earliest possible re-delivery in May 2016.
(7)	The lessor has a fixed price option to sell this vessel to us at the end of the lease on December 31, 2015.

Key to Flags:

BA – Bahamas, LIB – Liberia, SG – Singapore, MI – Marshall Islands.

Recent Developments

On May 29, 2015, the Company announced it had entered into a heads of agreement to amend the terms of its long term charter agreements with Ship Finance International Limited, or Ship Finance, for the remainder of the relevant charter period. A subsidiary of the Company has 17 vessels on charter from Ship Finance with an average remaining charter period of 7.7 years. The new agreement will take effect from July 1, 2015 and will reflect a combination of reduced long-term base charter rates, increased profit split to Ship Finance, increased operating expenses payable by Ship Finance, release of the Company’s guarantee for the charters and an ownership interest in the Company for Ship Finance. The general terms of the agreement are the following: new time charter rates for the VLCCs of $20,000 per day; new time charter rates for Suezmax tankers of $15,000 per day; new operating expenses for all vessels of $9,000 per day payable by Ship Finance; a new profit split of 50%/50% above the new time charter rates; and in connection with entering into the agreement the Company has issued 55 million of its ordinary shares to Ship Finance. The chartering counterparty will continue to be a subsidiary of the Company, and in exchange for releasing the Company from its current guarantee obligation on the charters, a cash buffer of $34 million ($2 million per vessel) will be built up in the chartering counterparty. The new profit split arrangement will start accruing from July 1 and will be calculated and payable on a quarterly basis. Going forward, profit split payments will not be subject to the previous $50 million threshold. The Company’s ordinary shares issued to Ship Finance concurrently with completion of the new agreement represented approximately 27.7% of the shares and votes in the Company. Frontline has agreed to register those ordinary shares for resale with the Commission.

On May 29, 2015, the Company announced that Mr. Jens Martin Jensen has resigned from his position as a Director of the Company. Mr. Jensen will continue as a Board member in other group related companies. The Company further announced the appointments of Robert Hvide Macleod and Ola Lorentzon as Directors on the Board. Mr. Hvide Macleod joined the Company as CEO of Frontline Management AS in 2014. Mr. Lorentzon was the Managing Director of Frontline Management AS, a subsidiary of the Company, from April 2000 until September 2003. Mr. Lorentzon is also a Director and Chairman of Golden Ocean Group Limited and a Director of Erik Thun AB and Laurin Shipping AB.

On April 14, 2015, the Company redeemed $93.4 million of its 4.50% Convertible Bonds, which was the remaining outstanding balance on that date.

In June 2013, we entered into an equity distribution agreement with Morgan Stanley & Co. LLC, which was amended and restated in January 2014 and January 2015, for the public sale of our ordinary shares in an at-the-market offering, or the ATM Program. As of May 29, 2015, we have sold 46,046,049 ordinary shares for gross proceeds of $150 million under our ATM Program. We were able to sell up to $150 million worth of our ordinary shares under the ATM Program. Accordingly, the ATM Program has been fully utilized

The Securities We or Selling Shareholders May Offer

We may periodically offer:

(1)	our ordinary shares,

(2)	our preferred shares,

(3)	our debt securities,

(4)	our warrants,

(5)	our purchase contracts,

(6)	our rights, and

(7)	our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above. The aggregate offering price of all securities issued and sold by us under this prospectus may not exceed $100,000,000. In addition, the selling shareholders, who will be named in a prospectus supplement, may sell in one or more offerings pursuant to this prospectus up to an aggregate of 55,000,000 of our ordinary shares.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below and incorporated by reference associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider the risks set forth below and the risks and discussion of risks under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2014 and in the other documents we have incorporated by reference in this prospectus, including the section entitled “Risk Factors” in future Annual Reports, which summarize the risks that may materially affect our business. Please see “Where You Can Find Additional Information – Information Incorporated by Reference.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in any securities offered by this prospectus. The occurrence of one or more of those risk factors could materially and adversely impact our results of operations or financial condition.

Our ordinary share price may be highly volatile and future sales of our ordinary shares could cause the market price of our ordinary shares to decline.

We cannot assure you that an active and liquid public market for our ordinary shares will continue. The market price of our ordinary shares has historically fluctuated over a wide range and may continue to fluctuate significantly in response to many factors, such as actual or anticipated fluctuations in our operating results, changes in financial estimates by securities analysts, economic and regulatory trends, general market conditions, rumors and other factors, many of which are beyond our control. Since 2008, the U.S. stock market has experienced extreme price and volume fluctuations. In addition, the seaborne transportation industry has been highly unpredictable and volatile. If the volatility in the market or the seaborne transportation industry continues or worsens, it could have an adverse effect on the market price of our ordinary shares and may impact a potential sale price if holders of our ordinary decide to sell their shares. Consequently, you may not be able to sell the securities at prices equal to or greater than those paid by you in an offering.

Future sales of our ordinary shares could have an adverse effect on our share price.

In order to finance our future operations and growth, we may have to incur substantial additional indebtedness and possibly issue additional equity securities. Future ordinary share issuances, directly or indirectly through convertible or exchangeable securities, options or warrants, will generally dilute the ownership interests of our existing ordinary shareholders, including their relative voting rights and could require substantially more cash to maintain the then existing level, if any, of our dividend payments to our ordinary shareholders, as to which no assurance can be given. Preferred shares, if issued, will generally have a preference on dividend payments, which could prohibit or otherwise reduce our ability to pay dividends to our ordinary shareholders. Our debt will be senior in all respects to our ordinary shareholders, will generally include financial and operating covenants with which we will be required to comply and will include acceleration provisions upon defaults thereunder, including our failure to make any debt service payments, and possibly under other debt. Because our decision to issue equity securities or incur debt in the future will depend on a variety of factors, including market conditions and other matters that are beyond our control, we cannot predict or estimate the timing, amount or form of our capital raising activities in the future. Such activities could, however, cause the price of our ordinary shares to decline significantly.

Because we are a foreign corporation, you may not have the same rights as a shareholder in a U.S. corporation may have.

We are a Bermuda exempted company. Our memorandum of association and bye-laws and the Companies Act govern our affairs. Bermuda law may not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some jurisdictions in the United States.

It may not be possible for investors to enforce U.S. judgments against us.

We and almost all of our subsidiaries are incorporated in jurisdictions outside the United States and a substantial portion of our assets and those of our subsidiaries are located outside the United States. In addition, all of our directors and officers reside outside the United States and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us, our subsidiaries or our directors and officers or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries and directors and officers are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries and directors and officers based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries and directors and officers based on those laws.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, which include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “will,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein are based upon various assumptions, including, without limitation, management’s examination of historical operating trends, data contained in our records and data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter hire rates and vessel values, changes in the supply and demand for vessels comparable to ours, changes in world wide oil production and consumption and storage, changes in the Company’s operating expenses, including bunker prices, drydocking and insurance costs, the market for the Company’s vessels, availability of financing and refinancing, our ability to obtain financing and comply with the restrictions and other covenants in our financing arrangements, availability of skilled workers and the related labor costs, compliance with governmental, tax, environmental and safety regulation, any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 or other applicable regulations relating to bribery, general economic conditions and conditions in the oil industry, effects of new products and new technology in our industry, the failure of counter parties to fully perform their contracts with us, our dependence on key personnel, adequacy of insurance coverage, our ability to obtain indemnities from customers, changes in laws, treaties or regulations, the volatility of the price of our ordinary shares; our incorporation under the laws of Bermuda and the different rights to relief that may be available compared to other countries, including the United States, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents, political events or acts by terrorists, and other important factors described under the heading “Risk Factors” in this prospectus and in our annual report on Form 20-F for the year ended December 31, 2014, as well as those described from time to time in the reports filed by us with the Commission.

In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statement contained in this prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein, whether as a result of new information, future events or otherwise, except as required by law.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding five fiscal years.(1)

	Year ended December 31,
($000s)	2010	2011	2012	2013	2014
Earnings
Net income (loss) from continuing operations	114,091	(530,741)	(71,231)	(189,878)	(171,660)
Add: Tax expense	218	532	379	284	459
Less: (Income) loss from equity investees	515	600	4	(13,539)	(3,866)
Pre-tax income (loss) from continuing operations before adjustment for income or loss from equity investees	114,824	(529,609)	(70,848)	(203,133)	(175,067)
Add: Fixed charges	209,003	168,801	107,379	94,279	76,236
Add: Amortization of capitalized interest	1,115	1,564	—	—	48
Less: Interest capitalized	(14,683)	(11,111)	(928)	(2,183)	(411)
Add: Distributed income of equity investees	—	—	—	1,273	2,019

Total Earnings	310,259	(370,355)	35,603	(109,764)	(97,175)

Fixed Charges
Interest expensed(2)	149,918	136,042	94,089	90,718	75,825
Interest capitalized	14,683	11,111	928	2,183	411
Estimate of interest within rental expense(3)	44,402	21,648	12,362	1,378	—

Total Fixed Charges	209,003	168,801	107,379	94,279	76,236

Ratio of Earnings to Fixed Charges(4)	1.5	N/A (5)	N/A (6)	N/A (7)	N/A (8)

(1)	We have not issued any preferred shares as of the date of this prospectus.
(2)	Amortization of deferred charges is included within interest expense.
(3)	The estimate of interest within rental expense has been calculated based on one third of applicable rental expense.
(4)	For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to ordinary shareholders plus interest expensed and amortization of deferred charges relating to indebtedness. Fixed charges consist of interest expensed, interest capitalized, the interest portion of rental expense and amortization and write off of deferred charges relating to indebtedness.
(5)	Due to the registrant’s loss in 2011, the coverage ratio was less than 1:1. The registrant would have needed to generate additional earnings of $539,256,000 to achieve a coverage ratio of 1:1.
(6)	Due to the registrant’s loss in 2012, the coverage ratio was less than 1:1. The registrant would have needed to generate additional earnings of $71,776,000 to achieve a coverage ratio of 1:1.
(7)	Due to the registrant’s loss in 2013, the coverage ratio was less than 1:1. The registrant would have needed to generate additional earnings of $204,043,000 to achieve a coverage ratio of 1:1.
(8)	Due to the registrant’s loss in 2014, the coverage ratio was less than 1:1. The registrant would have needed to generate additional earnings of $173,411,000 to achieve a coverage ratio of 1:1.

USE OF PROCEEDS

We intend to use net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive any proceeds from sales of our common shares by the selling shareholders.

CAPITALIZATION

A prospectus supplement or report on Form 6-K incorporated by reference into the Registration Statement of which this prospectus is a part will include information on our consolidated capitalization.

PRICE RANGE OF ORDINARY SHARES

The Company’s ordinary shares are traded on the NYSE, the Oslo Stock Exchange, or OSE, and on the London Stock Exchange, or LSE, under the symbol “FRO”.

The NYSE is the Company’s “primary listing”. As an overseas company with secondary listings on the OSE and LSE, the Company is not required to comply with certain listing rules applicable to companies with a primary listing on the OSE or LSE. The Company’s ordinary shares have been thinly traded on the London Stock Exchange since 1999 and as a result, historical LSE trading information is not provided below.

You should carefully review the high and low prices of our ordinary shares in the tables for the months, quarters and years indicated under the heading Item 9. “The Offer and Listing” in our annual report on Form 20-F for the year ended December 31, 2014, which is incorporated by reference herein.

The table below sets forth the high and low prices for each of the periods indicated for our ordinary shares on the NYSE and OSE.

	NYSE		OSE
For the Quarter Ended	High	Low	High	Low
March 31, 2015	$2.28	$2.19	NOK 18.30	NOK 17.80

	NYSE		OSE
For the Month	High	Low	High	Low
June 2015 (through and including June 9)	$2.89	$2.61	NOK 22.70	NOK 19.70
May 2015	$3.13	$2.31	NOK 25.50	NOK 17.70
April 2015	$3.12	$2.17	NOK 24.80	NOK 17.90
March 2015	$2.64	$2.17	NOK 20.90	NOK 17.80

ENFORCEABILITY OF CIVIL LIABILITIES

There is no treaty in force between the U.S. and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent it is contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

PLAN OF DISTRIBUTION

We or any selling shareholder may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we or any selling shareholder may sell some or all of the securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we or any selling shareholder may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any selling shareholder may enter into hedging transactions with respect to our securities. For example, we or any selling shareholder may:

•	enter into transactions involving short sales of our ordinary shares by broker-dealers;

•	sell ordinary shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us or the selling shareholder to deliver ordinary shares to a broker-dealer, who will then resell or transfer the ordinary shares under this prospectus; or

•	loan or pledge the ordinary shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We or any selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or the selling shareholder or borrowed from us, the selling shareholder, or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The selling shareholders and any broker-dealers or other persons acting on our behalf or the behalf of the selling shareholders that participate with us or the selling shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have informed, or will inform, the selling shareholders that Regulation M, promulgated under the Securities Exchange Act of 1934, or the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our ordinary shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, our directors and the selling shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our ordinary shares or any securities convertible into or exchangeable for our ordinary shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our ordinary shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by the Selling Shareholder for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act. If more than 5% of the net proceeds of any offering of common shares made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

SELLING SHAREHOLDERS

The selling shareholders, who will be named in a prospectus supplement, may offer and sell from time to time pursuant to this prospectus, an aggregate of up to 55,000,000 of our ordinary shares that were previously issued in private placements that occurred in June 2015. We will not receive any of the proceeds from any sale of our ordinary shares by any of the selling shareholders.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our Memorandum of Association and Bye-Laws.

Purpose

The Memorandum of Association, as amended, of the Company has previously been filed as Exhibit 1.1 to the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013 and is incorporated by reference herein. The Memorandum of Association was further amended by the Certificate of Deposit of Memorandum of Increase of Share Capital filed as Exhibit 1.3 to the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014 and is incorporated by reference herein.

The purposes and powers of the Company are set forth in Items 7 and 8 of our Memorandum of Association and in the Second Schedule of the Bermuda Companies Act of 1981 which is attached as an exhibit to our Memorandum of Association. These purposes include exploring, drilling, moving, transporting and refining petroleum and hydro-carbon products, including oil and oil products; the acquisition, ownership, chartering, selling, management and operation of ships and aircraft; the entering into of any guarantee, contract, indemnity or suretyship and to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

Our Bye-Laws

At the 2007 Annual General Meeting of the Company, our shareholders voted to amend the Company’s Bye-laws to ensure conformity with recent revisions to the Companies Act. These amended Bye-laws of the Company as adopted on September 28, 2007, have been filed as in Exhibit 1.2 to the Company’s Annual Report on Form 20-F for the year ended 2007 and are incorporated by reference herein.

Shareholder Meetings. Under our Bye-laws, annual shareholder meetings will be held in accordance with the Companies Act at a time and place (other than Norway) selected by our board of directors. The quorum at any annual or general meeting is equal to one or more shareholders, either present in person or represented by proxy, holding in the aggregate shares carrying 33 1/3% of the exercisable voting rights. The meetings may be held at any place, in or outside of Bermuda that is not a jurisdiction which applies a controlled foreign company tax legislation or similar regime. Special meetings may be called at the discretion of the board of directors and at the request of shareholders holding at least one-tenth of all outstanding shares entitled to vote at a meeting. Annual shareholder meetings and special meetings must be called by not less than seven days’ prior written notice specifying the place, day and time of the meeting. The board of directors may fix any date as the record date for determining those shareholders eligible to receive notice of and to vote at the meeting.

The Companies Act provides that a company must have a general meeting of its shareholders in each calendar year. The Companies Act does not impose any general requirements regarding the number of voting shares which must be present or represented at a general meeting in order for the business transacted at the general meeting to be valid. The Companies Act generally leaves the quorum for a shareholders meeting to the company to determine in its Bye-laws. The Companies Act specifically imposes special quorum requirements where the shareholders are being asked to approve the modification of rights attaching to a particular class of shares (33.33%) or an amalgamation or merger transaction (33.33%) unless in either case the Bye-laws provide otherwise. The Company’s Bye-laws do not provide for a quorum requirement other than 33.33%.

The key powers of our shareholders include the power to alter the terms of the Company’s memorandum of association and to approve and thereby make effective any alterations to the Company’s Bye-laws made by the directors. Dissenting shareholders holding 20% of the Company’s shares may apply to the court to annul or vary an alteration to the Company’s memorandum of association. A majority vote against an alteration to the

Company’s Bye-laws made by the directors will prevent the alteration from becoming effective. Other key powers are to approve the alteration of the Company’s capital including a reduction in share capital, to approve the removal of a director, to resolve that the Company be wound up or discontinued from Bermuda to another jurisdiction or to enter into an amalgamation or winding up. Under the Companies Act, all of the foregoing corporate actions require approval by an ordinary resolution (a simple majority of votes cast), except in the case of an amalgamation or merger transaction, which requires approval by 75% of the votes cast (unless the Bye-Laws provide otherwise). The Company’s Bye-laws only require an ordinary resolution to approve an amalgamation whether or not the Company is the surviving company. In addition, the Company’s Bye-laws confer express power on the board to reduce its issued share capital selectively with the authority of an ordinary resolution.

The Companies Act provides shareholders holding 10% of the Company’s voting shares the ability to request that the board of directors shall convene a meeting of shareholders to consider any business which the shareholders wish to be discussed by the shareholders including (as noted below) the removal of any director. However the shareholders are not permitted to pass any resolutions relating to the management of the Company’s business affairs unless there is a pre-existing provision in the Company’s Bye-Laws which confers such rights on the shareholders. Subject to compliance with the time limits prescribed by the Companies Act, shareholders holding 20% of the voting shares (or alternatively, 100 shareholders) may also require the directors to circulate a written statement not exceeding 1,000 words relating to any resolution or other matter proposed to be put before, or dealt with at, the annual general meeting of the Company.

Majority shareholders do not generally owe any duties to other shareholders to refrain from exercising all of the votes attached to their shares. There are no deadlines in the Companies Act relating to the time when votes must be exercised.

The Companies Act provides that a company shall not be bound to take notice of any trust or other interest in its shares. There is a presumption that all the rights attaching to shares are held by, and are exercisable by, the registered holder, by virtue of being registered as a member of the company. The company’s relationship is with the registered holder of its shares. If the registered holder of the shares holds the shares for someone else (the beneficial owner) then, if the beneficial owner is entitled to the shares, the beneficial owner may give instructions to the registered holder on how to vote the shares. The Companies Act provides that the registered holder may appoint more than one proxy to attend a shareholder meeting and, consequently, where rights to shares are held in a chain, the registered holder may appoint the beneficial owner as the registered holder’s proxy.

Directors. The Companies Act provides that the directors shall be elected or appointed by the shareholders. A director may be elected by a simple majority vote of shareholders, at a meeting where shareholders holding not less than 33.33% of the voting shares are present in person or by proxy. A person holding 50% or more of the voting shares of the Company will be able to elect all of the directors, and to prevent the election of any person whom such shareholder does not wish to be elected. There are no provisions for cumulative voting in the Companies Act or the Bye-Laws and the Company’s Bye-Laws do not contain any super-majority voting requirements.

There are also procedures for the removal of one or more of the directors by the shareholders before the expiration of his term of office. Shareholders holding 10% or more of the voting shares of the Company may require the board of directors to convene a shareholder meeting to consider a resolution for the removal of a director. At least 14 days’ written notice of a resolution to remove a director must be given to the director affected, and that director must be permitted to speak at the shareholder meeting at which the resolution for his removal is considered by the shareholders.

The Companies Act stipulates that an undischarged bankruptcy of a director (in any country) shall prohibit that director from acting as a director, directly or indirectly, and taking part in or being concerned with the management of a company, except with leave of the court. The Company’s Bye-Laws are more restrictive in that they stipulate that the office of a director shall be vacated upon the happening of any of the following events (in addition to the director’s resignation or removal from office by the shareholders):

•	If that director becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Board resolves that such director shall be removed from office;

•	If that director becomes bankrupt or compounds with his creditors;

•	If that director is prohibited by law from being a director; or

•	If that director ceases to be a director by virtue of the Companies Act.

Under the Company’s Bye-laws, the minimum number of directors comprising the board of directors at any time shall be two. The board of directors currently consists of four directors. The minimum and maximum number of directors comprising the board of directors from time to time shall be determined by way of an ordinary resolution of the shareholders of the Company. The shareholders may, at the annual general meeting by ordinary resolution, determine that one or more vacancies in the board of directors be deemed casual vacancies. The board of directors, so long as a quorum remains in office, shall have the power to fill such casual vacancies. Each director will hold office until the next annual general meeting or until his successor is appointed or elected. The shareholders may call a Special General Meeting for the purpose of removing a director, provided notice is served upon the concerned director 14 days prior to the meeting and he is entitled to be heard. Any vacancy created by such a removal may be filled at the meeting by the election of another person by the shareholders or, in the absence of such election, by the board of directors.

Bermuda law permits the Bye-laws of a Bermuda company to contain provisions excluding personal liability of a director, alternate director, officer, member of a committee authorized under Bye-law 104, resident representative or their respective heirs, executors or administrators to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty. Bermuda law also grants companies the power generally to indemnify directors, alternate directors and officers of the Company and any members of a committee authorized under Bye-law 96, resident representatives or their respective heirs, executors or administrators if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, alternate director or officer of the Company or member of a committee authorized under Bye-law 96, resident representative or their respective heirs, executors or administrators or was serving in a similar capacity for another entity at the company’s request.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Company’s Bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested. The Company’s Bye-laws provide that a director who has an interest in any transaction or arrangement with the Company and who has complied with the provisions of the Companies Act and with its Bye-Laws with regard to disclosure of such interest shall be taken into account in ascertaining whether a quorum is present, and will be entitled to vote in respect of any transaction or arrangement in which he is so interested. The Company’s Bye-laws provide its board of directors the authority to exercise all of the powers of the Company to borrow money and to mortgage or charge all or any part of our property and assets as collateral security for any debt, liability or obligation. The Company’s directors are not required to retire because of their age, and the directors are not required to be holders of the Company’s ordinary shares. Directors serve for one year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting. The Company’s Bye-laws provide that no director, alternate director, officer, person or member of a committee, if any, resident representative, or his heirs, executors or administrators, which we refer to collectively as an indemnitee, is liable for the acts, receipts, neglects, or defaults of any other such person or any person involved in our formation, or for any loss or expense incurred by us through the insufficiency or deficiency of title to any property acquired by us, or for the insufficiency of deficiency of any security in or upon which any of our monies shall be invested, or for any loss or damage arising from the bankruptcy, insolvency, or tortious act of any person with whom any monies, securities, or effects shall be deposited, or for any loss occasioned by any error of judgment, omission, default, or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in relation to the execution of his duties, or supposed duties, to us or otherwise in relation thereto. Each indemnitee will be indemnified and held harmless out of the Company’s funds to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, alternate director, officer, person or committee member or resident representative (or in his reasonable belief that he is acting as any of the above). In addition, each indemnitee shall be indemnified against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted. The Company is authorized to purchase insurance to cover any liability it may incur under the indemnification provisions of its Bye-laws.

Dividends. Holders of ordinary shares are entitled to receive dividend and distribution payments, pro rata based on the number of ordinary shares held, when, as and if declared by the board of directors, in its sole discretion. Any future dividends declared will be at the discretion of the board of directors and will depend upon our financial condition, earnings and other factors.

As a Bermuda exempted company, we are subject to Bermuda law relating to the payment of dividends. We may not pay any dividends if, at the time the dividend is declared or at the time the dividend is paid, there are reasonable grounds for believing that, after giving effect to that payment;

•	we will not be able to pay our liabilities as they fall due; or

•	the realizable value of our assets is less than our liabilities.

In addition, since we are a holding company with no material assets, and conduct our operations through subsidiaries, our ability to pay any dividends to shareholders will depend on our subsidiaries’ distributing to us their earnings and cash flow. Some of our loan agreements currently limit or prohibit our subsidiaries’ ability to make distributions to us and our ability to make distributions to our shareholders.

Oslo Stock Exchange. The Company’s Bye-laws provide that any person, other than its registrar, who acquires or disposes of an interest in shares which triggers a notice requirement of the Oslo Stock Exchange must notify the Company’s registrar immediately of such acquisition or disposal and the resulting interest of that person in shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our ordinary shares.

The Company’s Bye-laws require the Company to provide notice to the Oslo Stock Exchange if a person resident for tax purposes in Norway (or such other jurisdiction as the Board may nominate from time to time) is found to hold 50% or more of the Company’s aggregate issued share capital, or holds shares with 50% or more of the outstanding voting power, other than the Company’s registrar. The Company’s Bye-laws also require it to comply with requirements that the Oslo Stock Exchange may impose from time to time relating to notification of the Oslo Stock Exchange in the event of specified changes in the ownership of the Company’s ordinary shares.

Shares and preemptive rights. Subject to certain balance sheet restrictions, the Companies Act permits a company to purchase its own shares if it is able to do so without becoming cash flow insolvent as a result. The restrictions are that the par value of the share must be charged against the company’s issued share capital account or a company fund which is available for dividend or distribution or be paid for out of the proceeds of a fresh issue of shares. Any premium paid on the repurchase of shares must be charged to the company’s current share premium account or charged to a company fund which is available for dividend or distribution. The Companies Act does not impose any requirement that the directors shall make a general offer to all shareholders to purchase their shares pro rata to their respective shareholdings. The Company’s Bye-Laws do not contain any specific rules regarding the procedures to be followed by the Company when purchasing its own shares, and consequently the primary source of the Company’s obligations to shareholders when the Company tenders for its shares will be the rules of the listing exchanges on which the Company’s shares are listed.

The Companies Act and our Bye-Laws do not confer any pre-emptive, redemption, conversion or sinking fund rights attached to our ordinary shares. Holders of ordinary shares are entitled to one vote per share on all matters submitted to a vote of holders of ordinary shares. Unless a different majority is required by law or by our Bye-laws, resolutions to be approved by holders of ordinary shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

Bye-Law 6 specifically provides that the issuance of more shares ranking pari passu with the shares in issue shall not constitute a variation of class rights, unless the rights attached to shares in issue state that the issuance of further shares shall constitute a variation of class rights. Bye-Law 7 confers on the directors the right to dispose of any number of unissued shares forming part of the authorized share capital of the Company without any requirement for shareholder approval. Bye-law 81 contains certain stipulations regarding the Company’s (or any of its subsidiaries’) transactions with any of its Principal Shareholders (or any Associate of a Principal Shareholder). When Bye-law 81 applies, the Company is required to send to each shareholder a disclosure statement containing information about the proposed transaction. However, this Bye-Law provision specifically exempts from this requirement the issuance of new shares to a Principal Shareholder for cash.

Liquidation. In the event of our liquidation, dissolution or winding up, the holders of ordinary shares are entitled to share in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Authorized Capitalization

Under our Memorandum of Association, our authorized share capital consists of 1,000,000,000 shares, par value $1.00 per share, of which 198,375,854 shares were issued and outstanding as of the date of this prospectus.

Share History

In June 2013, we entered into an equity distribution agreement with Morgan Stanley & Co. LLC, which was amended and restated in January 2014 and January 2015, for the public sale of our ordinary shares in an at-the-market offering. As of May 29, 2015, we have sold 46,046,049 ordinary shares for gross proceeds of $150 million under our ATM Program. We were able to sell up to $150 million worth of our ordinary shares under the ATM Program. Accordingly, the ATM Program has been fully utilized. As announced on May 29, 2015, we issued 55,000,000 ordinary shares to Ship Finance in connection with entering into the heads of agreement

Ordinary Shares

Each outstanding ordinary share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of ordinary shares are entitled to receive ratably cash dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our ordinary shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of ordinary shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of ordinary shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.

Preferred Shares

The material terms of any series of preferred shares that we may offer through a prospectus supplement will be described in that prospectus supplement. Our Board of Directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. Our Board of Directors will authorize the issuance of preferred shares only for a proper purpose and in our best interests. At the time that any series of our preferred shares is authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our Board of Directors could, without shareholder approval cause us to issue preferred shares, which has voting, conversion and other rights that could adversely affect the holders of our ordinary shares or make it more difficult to effect a change in control. Our preferred shares, depending on the specific terms pursuant to which they are issued, could have the effect of diluting the share ownership of shareholders, including persons seeking to obtain control of us, thereby hindering a possible takeover attempt. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences, which would adversely affect the voting power and other rights of holders of our ordinary shares.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement, or as an exhibit to an Exchange Act report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act of 1939. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank in parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness. Any such debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system; and

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

•	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

•	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

•	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

•	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

•	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

•	makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

•	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries – either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the Commission.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.‘s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each shareholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see the section “Where You Can Find Additional Information” in this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, ordinary shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the rights, purchase contracts, warrants, debt securities, preferred shares and ordinary shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$29,195.25
FINRA fees		$38,187.50
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing and engraving expenses	$	*
NYSE Supplemental Listing Fee	$	*
Transfer agent and registrar fees	$	*
Indenture trustee fees and expenses	$	*
Miscellaneous	$	*

Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by MJM Limited, Hamilton, Bermuda, with respect to matters of Bermuda law and by Seward  & Kissel LLP, New York, New York, with respect to matters of U.S. and New York law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AS is a member of Den norske Revisorforening.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Further information about our company is available on our website at http://www.frontline.bm. The information on our website does not constitute a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934:

•	Our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Commission on March 16, 2015, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

•	Our unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2015 (which are not intended to be a complete set of interim financial statements) and the related notes 1-5 contained in Exhibit 2 of our Current Report on Form 6-K, filed with the Commission on June 1, 2015.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We, the selling shareholders and any underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We, the selling shareholders and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Frontline Ltd.

Attn: Georgina Sousa

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton, HM 08, Bermuda

+1 (441) 295-6935

Information Provided by the Company

We will furnish holders of our ordinary shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

$100,000,000

Prospectus Supplement

                , 2016